Exhibit 99.1

202 West Colorado ♦ P.O. Box B La Grange, Texas 78945
News Release
For Information Contact: Don Stricklin, 979.968.7214

Texas United Bancshares Appoints New CFO

LA GRANGE, Texas, July 6, 2005 – Texas United Bancshares, Inc. (Nasdaq: TXUI), a community banking organization and the parent company of State Bank, La Grange, Texas and GNB Financial, n.a., Gainesville, Texas, announced today the appointment of Jeff Wilkinson as Chief Financial Officer of Texas United, effective July 5, 2005. Thomas N. Adams, who previously served as Chief Financial Officer of Texas United, will continue to provide financial, accounting and operational services to Texas United.

During his extensive career in financial services, Mr. Wilkinson served as chief operating officer of Gateway Bancshares in St. Louis, Missouri; chief financial officer of Stockmens Financial Corporation in Overland Park, Kansas, and in several management positions at UMB Bank NA, headquartered in Kansas City, Missouri. Most recently, Mr. Wilkinson was the director of new business development at McGladrey and Pullen, a subsidiary of H&R Block and the fifth largest accounting and consulting firm in the U.S., where he was responsible for expanding that firm’s reach into the St. Louis market. Mr. Wilkinson is a certified public accountant and has been active in civic affairs in St. Louis and Kansas City, where he previously resided.

L. Don Stricklin, President and CEO of Texas United, commented, “We are pleased to welcome Jeff to our organization. He brings a unique combination of operating and financial expertise to this increasingly complex position. Jeff is an important addition to our management team; his appointment will enhance our ability to continue our growth and enhance our financial performance.”

Texas United Bancshares, Inc. is a registered financial holding company listed on the NASDAQ National Market under the symbol “TXUI.” Texas United operates through two wholly-owned subsidiary banks, State Bank and GNB Financial, n.a., which offer a complete range of banking services through 27 full-service banking centers located in central and south central Texas and in areas north and south of the Dallas-Fort Worth metroplex. In addition, State Bank operates five mortgage loan production offices and 13 limited service branches located in Houston, San Antonio and Austin through State Bank and its wholly-owned subsidiary, Community Home Loan.

Forward-Looking Statements

Except for historical information, certain of the matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Texas United serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in the interest rate environment which could reduce Texas United’s net interest margin; acquisition integration may be more difficult than anticipated; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in accounting principles, policies or guidelines. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in Texas United’s reports and registration statements filed with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

SOURCE Texas United Bancshares, Inc.

Don Stricklin of Texas United Bancshares, Inc., +1-979-968-7261